Exhibit 107
CALCULATION OF FILING FEE TABLES
Schedule
13E-3
(Form Type)
Zuora, Inc.
Zodiac Purchaser, L.L.C.
Zodiac Acquisition Sub, Inc.
Zodiac Guarantor, L.L.C.
Zodiac Holdco, L.L.C.
Silver Lake Alpine Associates II, L.P.
SLA Zurich Holdings, L.P.
SLA Zurich GP, L.L.C.
SLA Zurich Aggregator, L.P.
SL Alpine II Aggregator GP, L.L.C.
Silver Lake Alpine II, L.P.
SLAA II (GP), L.L.C.
Silver Lake Group, L.L.C.
Tien Tzuo
(Exact Name of Registrant and Name of Person Filing Statement)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee

Fees to be Paid	$1,733,922,925.78	(1)	0.00015310	$265,463.60	(2)

Fees Previously Paid	$0			$0

Total Transaction Valuation	$1,733,922,925.78

Total Fees Due for Filing				$265,463.60

Total Fees Previously Paid				$0

Total Fee Offsets				$265,463.60	(3)

Net Fee Due				$0
Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of October 17, 2024, by and among Zodiac Purchaser, L.L.C., Zodiac Acquisition Sub, Inc. and Zuora, Inc. (the “Merger Agreement”).

(1)
Aggregate number of securities to which transaction applies: As of October 15, 2024, the maximum number of shares of Company Common Stock to which this transaction applies is estimated to be 174,478,932, which consists of (1) 153,710,322 shares of outstanding Company Common Stock entitled to receive the per share merger consideration of $10.00; (2) 1,879,999 shares of Company Common Stock underlying outstanding Company Stock Options with a per share exercise price less than the per share merger consideration of $10.00, which may be entitled to receive the per share merger consideration of $10.00 minus any applicable exercise price; (3) 11,651,308 shares of Company Common Stock underlying outstanding Company RSUs, which may be entitled to receive the per share merger consideration of $10.00; (4) 2,244,000 shares of Company Common Stock underlying outstanding Company PSUs (not including certain Company PSUs that vest based on the price of Company Common Stock, and are expected to be forfeited in at the Effective Time), which may be entitled to receive the per share merger consideration of $10.00; and (5) 4,993,303 shares of Company Common Stock available to grant under the Company ESPP.

(2)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule
0-11
(set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of October 15, 2024, the underlying value of the transaction was calculated based on the sum of (1) the product of 153,710,322 shares of Company Common Stock and the per share merger consideration of $10.00; (2) the product of 1,879,999 shares of Company Common Stock underlying Company Stock Options with a per share exercise price less than the per share merger consideration of $10.00 and $4.22 (which is the difference between the per share merger consideration of $10.00 and the weighted average exercise price of approximately $5.78); (3) the product of 11,651,308 shares of Company Common Stock underlying outstanding Company RSUs and the per share merger consideration of $10.00; (4) the product of 2,244,000 shares of Company Common Stock underlying outstanding Company PSUs (not including certain Company PSUs that vest based on the price of Company Common Stock, and are expected to be forfeited in at the Effective Time) and the per share merger consideration of $10.00; and (5) the product of 4,993,303 shares of Company Common Stock available to grant under the Company ESPP and the per share merger consideration of $10.00. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .00015310.

(3)	Zuora, Inc. previously paid $265,463.60 upon the filing o f its Prelim inary Proxy Statement on Schedule 14A on November 2 5 , 2024 in connection with the transaction reported hereb y.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims		Schedule 14A	001-38451	November 25, 2024		$265,463.60

Fee Offset Sources	Zuora, Inc.	Schedule 14A	001-38451		November 25, 2024		$265,463.60 (3)